Exhibit 99.1

NEWS RELEASE
	Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS FIRST QUARTER 2017 RESULTS
 Consolidated revenues increase 16% sequentially; Fluids segment returns to profitability
THE WOODLANDS, TX – APRIL 27, 2017 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2017. Total revenues for the first quarter of 2017 were $158.7 million compared to $137.1 million in the fourth quarter of 2016 and $114.5 million in the first quarter of 2016. Net loss for the first quarter of 2017 was $1.0 million, or $0.01 per share, compared to a net loss of $0.1 million, or break-even on a per share basis, in the fourth quarter of 2016, and a net loss of $13.3 million, or $0.16 per share, in the first quarter of 2016.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “I’m pleased to report that after two very challenging years, 2017 is off to a much improved start. Consolidated revenues improved by $22 million sequentially, resulting in our strongest revenue quarter in nearly two years. The incremental margins were also very strong, as operating income improved by $12 million sequentially and returned to positive territory. In Fluids, revenue gains were led by our North America region, where revenues improved by 43% and again outperformed the increase in overall rig count. Internationally, Fluids revenues remained relatively flat as a modest decline in the Eastern Hemisphere was largely offset by improvements in Latin America. With the stronger revenue contribution and a favorable sales mix, the Fluids segment returned to profitability in the first quarter, posting a 5% operating margin.
“In the Mats segment, we continue to see the benefits of our efforts to diversify beyond our traditional E&P markets. Rental and service revenues improved by $4 million, benefiting from broad-based improvements in rental demand across end-user markets and geographical regions. This improvement helped offset the anticipated decline in mat sales, following the exceptionally strong fourth quarter,” added Howes. “With a stronger sales mix in the quarter, including the elevated rental revenues, the segment operating margin improved to 28%.”
Segment Results
The Fluids Systems segment generated revenues of $136.1 million in the first quarter of 2017 compared to $111.6 million in the fourth quarter of 2016 and $98.7 million in the first quarter of 2016. Segment operating income was $6.4 million in the first quarter of 2017, compared to a $7.5 million loss in the fourth quarter of 2016 and a $15.2 million loss in the first quarter of 2016.
The Mats and Integrated Services segment generated revenues of $22.6 million in the first quarter of 2017 compared to $25.5 million in the fourth quarter of 2016 and $15.9 million in the first quarter of 2016. Segment operating income was $6.4 million in the first quarter of 2017, compared to $6.1 million in the fourth quarter of 2016, and $3.7 million in the first quarter of 2016.

CONFERENCE CALL
Newpark has scheduled a conference call to discuss first quarter 2017 results, which will be broadcast live over the Internet, on Friday, April 28, 2017 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 12, 2017 and may be accessed by dialing (201) 612-7415 and using pass code 13657300#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2016, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, risks related to our international operations, the cost and continued availability of borrowed funds including noncompliance with debt covenants, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of our insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, risks related to severe weather, particularly in the U.S. Gulf Coast, cybersecurity breaches or business system disruptions and risks related to the fluctuations in the market value of our common stock. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
Revenues	$158,691	$137,083	$114,544
Cost of revenues	129,590	124,167	111,573
Selling, general and administrative expenses	25,397	21,810	23,492
Other operating income, net	(42)	(516)	(1,696)
Impairments and other charges	—	(180)	—
Operating income (loss)	3,746	(8,198)	(18,825)

Foreign currency exchange (gain) loss	392	(270)	(455)
Interest expense, net	3,218	2,636	2,081
(Gain) loss on extinguishment of debt	—	279	(1,894)
Income (loss) from operations before income taxes	136	(10,843)	(18,557)

Provision (benefit) for income taxes	1,119	(10,786)	(5,257)
Net loss	$(983)	$(57)	$(13,300)

Calculation of EPS:
Basic - net loss	$(983)	$(57)	$(13,300)
Assumed conversions of Convertible Notes due 2017	—	—	—
Diluted - adjusted net loss	$(983)	$(57)	$(13,300)

Basic - weighted average common shares outstanding	84,153	84,066	83,258
Dilutive effect of stock options and restricted stock awards	—	—	—
Dilutive effect of Convertible Notes due 2017	—	—	—
Dilutive effect of Convertible Notes due 2021	—	—	—
Diluted - weighted average common shares outstanding	84,153	84,066	83,258

Loss per common share - basic:	$(0.01)	$—	$(0.16)
Loss per common share - diluted:	$(0.01)	$—	$(0.16)

Note: For all periods presented, we excluded all potentially dilutive stock options and restricted stock as well as the assumed conversion of the Convertible Notes in calculating diluted earnings per share as the effect was anti-dilutive due to the net losses incurred for these periods.

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Revenues
Fluids systems	$136,050	$111,560	$98,651
Mats and integrated services	22,641	25,523	15,893
Total revenues	$158,691	$137,083	$114,544

Operating income (loss)
Fluids systems	$6,352	$(7,505)	$(15,207)
Mats and integrated services	6,402	6,134	3,736
Corporate office	(9,008)	(6,827)	(7,354)
Operating income (loss)	$3,746	$(8,198)	$(18,825)

Segment operating margin
Fluids systems	4.7%	(6.7)%	(15.4)%
Mats and integrated services	28.3%	24.0%	23.5%

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$69,876	$87,878
Receivables, net	238,158	214,307
Inventories	145,384	143,612
Prepaid expenses and other current assets	16,765	17,143
Total current assets	470,183	462,940

Property, plant and equipment, net	301,167	303,654
Goodwill	20,051	19,995
Other intangible assets, net	5,452	6,067
Deferred tax assets	1,837	1,747
Other assets	3,568	3,780
Total assets	$802,258	$798,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$83,086	$83,368
Accounts payable	62,536	65,281
Accrued liabilities	34,357	31,152
Total current liabilities	179,979	179,801

Long-term debt, less current portion	73,936	72,900
Deferred tax liabilities	36,323	38,743
Other noncurrent liabilities	6,627	6,196
Total liabilities	296,865	297,640

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,876,940 and 99,843,094 shares issued, respectively	999	998
Paid-in capital	562,004	558,966
Accumulated other comprehensive loss	(60,653)	(63,208)
Retained earnings	128,704	129,873
Treasury stock, at cost; 15,110,843 and 15,162,050 shares, respectively	(125,661)	(126,086)
Total stockholders’ equity	505,393	500,543
Total liabilities and stockholders' equity	$802,258	$798,183

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2017	2016
Cash flows from operating activities:
Net loss	$(983)	$(13,300)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	9,387	9,573
Stock-based compensation expense	2,836	2,974
Provision for deferred income taxes	(2,545)	(36)
Net provision for doubtful accounts	666	528
Gain on sale of assets	(847)	(1,271)
Gain on extinguishment of debt	—	(1,894)
Amortization of original issue discount and debt issuance costs	1,330	286
Change in assets and liabilities:
(Increase) decrease in receivables	(23,019)	27,606
(Increase) decrease in inventories	(829)	10,630
Decrease in other assets	521	1,381
Decrease in accounts payable	(1,692)	(20,028)
Increase (decrease) in accrued liabilities and other	3,731	(19,349)
Net cash used in operating activities	(11,444)	(2,900)

Cash flows from investing activities:
Capital expenditures	(7,291)	(13,418)
Increase in restricted cash	(46)	—
Proceeds from sale of property, plant and equipment	288	1,450
Net cash used in investing activities	(7,049)	(11,968)

Cash flows from financing activities:
Borrowings on lines of credit	—	2,479
Payments on lines of credit	—	(4,851)
Purchase of Convertible Notes due 2017	—	(9,206)
Debt issuance costs	(157)	—
Other financing activities	(371)	(3)
Proceeds from employee stock plans	211	—
Purchases of treasury stock	(48)	—
Net cash used in financing activities	(365)	(11,581)

Effect of exchange rate changes on cash	856	1,845

Net decrease in cash and cash equivalents	(18,002)	(24,604)
Cash and cash equivalents at beginning of year	87,878	107,138
Cash and cash equivalents at end of period	$69,876	$82,534

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